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                                                                    EXHIBIT 21.1
                              LIST OF SUBSIDIARIES


1.       HealthCor, Inc.
2.       Physicians Home Health Network, Inc.
3.       HealthCor Oxygen and Medical Equipment, Inc.
4.       HealthCor Rehabilitation Services, Inc.
5.       HealthCor Pharmacy, Inc.
6.       HealthCor Foundation
7.       HC Personnel Resources, Inc.
8.       CareNetwork, Inc.